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                                                                 Exhibit 99.8.55

                        SHAREHOLDER SERVICING AGREEMENT

      THIS SHAREHOLDER SERVICING AGREEMENT ("Agreement"), dated as of ____________, 2014 is made between Schwartz Investment Counsel, Inc. ("SICI"), a Michigan corporation, on behalf of the mutual funds set forth on Schedule A to this Agreement (the "Funds"), and American United Life Insurance Company, Inc. ("AUL") and OneAmerica Securities Inc. ("OAS"), as and where applicable, collectively the shareholder servicing agent ("Servicing Agent");

      WHEREAS, shares of beneficial interest of the Funds (the "Shares") may be purchased or redeemed through a broker/dealer or financial institution that has entered into a shareholder servicing agreement with SICI on behalf of the Funds; and

      WHEREAS, AUL has been selected by certain retirement benefit plans to provide administrative and recordkeeping services; and

      WHEREAS, OAS is a registered broker-dealer and an affiliate of AUL; and

      WHEREAS, SICI and the Servicing Agent acknowledge that Shares may be made available to certain retirement benefit plan customers and/or their respective plan participants ("Customers") through a separate account under an AUL group annuity contract. When Customers' contributions are allocated to an AUL separate account, "SICI Units" will be credited to corresponding accounts based on the contribution amount and the current unit value, and a separate account will in turn purchase Shares.

      WHEREAS, it is in the best interests of the Funds to make the services of the Servicing Agent available to the Customers;

      NOW THEREFORE, SICI and the Servicing Agent hereby agree as follows:

      1. APPOINTMENT. The Servicing Agent hereby agrees to perform certain shareholder services with respect to the Funds. The Servicing Agent's appointment is not exclusive.

      2.  SERVICES TO BE PERFORMED.

           2.1. Shareholder Services. The Servicing Agent shall be responsible for:

               (a) establishing and maintaining accounts and records relating to
                   Customers;

               (b) answering Customer inquiries regarding account status and history, and the manner in which purchases, exchanges and redemptions of Shares may be effected;

               (c) processing and verifying purchase, redemption and exchange transactions;

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               (d) processing and verifying the wiring or other transfer of funds to and from separate accounts in connection with Customer orders to purchase or redeem Shares;

               (e) monitoring the furnishing of account statements and
                   confirmations of Customer transactions;

               (f) providing necessary personnel and facilities to establish and maintain Customer accounts and records and to provide the other services contemplated hereby;

               (g) providing such other shareholder liaison or related services as SICI or a Customer may reasonably request.

           2.2. Standards. The Servicing Agent shall act as agent for Customers only and shall have no authority to act as agent for SICI or the Funds.

      3. FEES. As full compensation for the services described in Section 2 and expenses incurred by the Servicing Agent, the Servicing Agent may receive a fee. This fee will be payable as agreed by SICI and the Servicing Agent as set forth on Schedule A to this Agreement, but no more frequently than monthly. Notwithstanding anything herein to the contrary, SICI shall not be obligated to make any payments under this Agreement that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of National Association of Securities Dealers, Inc. Such fees constitute all fees to be paid to the Servicing Agent by SICI for providing the shareholder services contemplated hereby.

      4. INFORMATION PERTAINING TO THE SHARES. The Servicing Agent and its officers, employees and agents are not authorized to make any representations concerning the Trust, the Funds or the Shares except to communicate to Customers accurately factual information contained in a Fund's prospectus and statement of additional information and objective historical performance information. During the term of this Agreement, SICI agrees to furnish, at SICI's expense, the Servicing Agent all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other materials the Funds distributes generally to shareholders of the Funds or the public. SICI shall furnish or otherwise make available to the Servicing Agent such other information relating to the business affairs of the Funds as the Servicing Agent may, from time to time, reasonably request in order to discharge its obligations hereunder.

      5. SECURITY. The Servicing Agent represents and warrants that various procedures and systems that it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the Servicing Agent's records, data, equipment, facilities and other property used in the performance of its obligations

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          hereunder are adequate; and that  it  will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder.

      6. COMPLIANCE WITH LAWS. The Servicing Agent shall comply with all applicable federal and state laws and regulations. The Servicing Agent represents and warrants to SICI that the performance of all its obligations hereunder will comply with all applicable laws and regulations, the provisions of its charter documents and by-laws and all material contractual obligations binding upon the Servicing Agent.

      7. FORCE MAJEURE. The Servicing Agent shall not be liable or responsible for delays or errors by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of communication systems or power supply.

      8. INDEMNIFICATION. To the extent that the Servicing Agent acts in good faith and without gross negligence or willful misconduct, Servicing Agent shall not be responsible for, and SICI shall indemnify and hold the Servicing Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of and attributable to all actions of Servicing Agent, its directors, officers and employees taken pursuant to this Agreement. The Servicing Agent shall indemnify and hold SICI harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to the lack of good faith, gross negligence or willful misconduct of the Servicing Agent, its directors, officers and employees in the performance of the Servicing Agent's obligations under this Agreement.

      9. REPRESENTATIONS. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with this Agreement will be disclosed by you pursuant to applicable law, will be authorized by retirement benefit plans and will not be excessive.

      10. TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by either party upon ninety (90) days written notice to the other party.

      11. NON-EXCLUSIVITY. Nothing in this Agreement shall limit or restrict the right of the Servicing Agent to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. Nothing in this Agreement shall limit or restrict the right of SICI to engage other broker/dealers or financial institutions to perform the same or similar services for their customers that invest in Shares.

      12. AMENDMENTS. This Agreement shall become effective upon receipt by us of a signed copy hereof, and shall cancel and supersede any and all prior Shareholder Servicing Agreements or similar arrangements or contracts relating to the provision of shareholder services. Any amendments to this Agreement shall be deemed accepted by you, and

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          will take effect with respect to, and  on  the date of, any provision of shareholder services by you after the date set forth in any notice of amendment sent by us to you.

      13. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Michigan.

      14. RULE 22C-2. The following provisions apply to any Servicing Agent that has established an account with a Fund and submits trades on behalf of its customers through an omnibus account. In such instances the Fund will not administer its frequent trading policies or redemption fee policies (if applicable) at the Fund account level.

          1. AGREEMENT TO PROVIDE INFORMATION. Servicing Agent agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all participant(s) who have purchased, redeemed, transferred or exchanged shares of the SICI Units through an account with Servicing Agent during the period covered by the request.

            a. PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. The Fund acknowledges, however, that requests for transaction information older than 90 calendar days from the date of the Fund's request may require a longer response time.

            b. FORM AND TIMING OF RESPONSE. Servicing Agent agrees to transmit the requested information specified in Item 1 that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If Intermediary holds shares for the account of an indirect intermediary, Servicing Agent agrees to: (i) provide or arrange to provide (as defined below) to the Fund the requested information regarding participants who hold an account with one of its indirect intermediaries or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, SICI Units. Servicing Agent additionally agrees to inform the Fund whether it plans to perform (i) or
                (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the

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                same meaning as in SEC Rule 22c-2 under the Investment Company
                Act.

            c. LIMITATIONS ON USE OF INFORMATION. The Fund, its affiliates and agents shall not use the information received for marketing, competitive analysis, or any other similar purpose without the prior written consent of the Servicing Agent. Each party will comply with all applicable federal and state laws, rules and regulations governing the privacy and confidentiality of participant information disclosed pursuant to Rule 22c-2.

      2. AGREEMENT TO RESTRICT TRADING. Servicing Agent agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of SICI Units by a participant for accounts on the Servicing Agent's books and records that have been identified by the Fund as having engaged in transactions in the Fund's Shares (directly or indirectly through the Servicing Agent's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

            a. FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the participant(s) or account(s) or other agreed upon information to which the instruction relates.

            b. TIMING OF RESPONSE. Servicing Agent agrees to execute instructions as soon as reasonably practicable, but not later than 5 business days after receipt of the instructions by the Servicing Agent.

            c. CONFIRMATION BY SERVICING AGENT. Servicing Agent must provide written confirmation to the Fund that instructions have been executed. Servicing Agent agrees to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

      3. DEFINITIONS. For purposes of this section:

            a. The term "Funds" includes the Fund Agent and the Funds' transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

            b. The term "provide or arrange to provide" means if the record keeping is not done on the books and records of Servicing Agent, Servicing Agent will provide the information request to its indirect intermediary and will use its best efforts to assist the Fund or Fund

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                Company in obtaining the requested information from its indirect intermediary.

            c. The term "Shares" means the interests of AUL corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Servicing Agent.

            d. The term "Shareholder" means AUL, whether the Shares are held directly or by the Servicing Agent in nominee name.

            e. The term "written" includes electronic writings and facsimile transmissions.

            f. The term "purchase" does not include the automatic reinvestment of dividends.

       15. Each party agrees that any Non-Public Personal Information, as the term is defined in Securities and Exchange Commission S-P ("Reg S-P"), may be disclosed by a party hereunder only for the specific purpose of permitting the other party to perform services set forth in this Agreement. Each party agrees that with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any party except to the extent required to carry out the services set forth in this agreement or as required by law.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first stated above.

                                               SCHWARTZ INVESTMENT COUNSEL, INC.


                                               By:
                                                  -----------------------------
                                               Name:  George P. Schwartz
                                               Title: President


                                              ---------------------------------


                                               By:
                                                  -----------------------------
                                               Name:
                                               Title:


                                               AMERICAN UNITED LIFE INSURANCE
                                               COMPANY, INC.

                                               By:
                                                  -----------------------------
                                               Name:
                                               Title:


                                               ONEAMERICA SECURITES, INC.


                                               By:
                                                  -----------------------------
                                               Name:
                                               Title:




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                                                  SCHEDULE A
                                                  ----------

                                        FUNDS SUBJECT TO THIS AGREEMENT


                                                                                  FEES (AS A PERCENTAGE OF
                                           CUSIP NO.        TICKER SYMBOL         OF AVERAGE ACCOUNT BALANCES
                                           ---------        -------------         ---------------------------

Schwartz Value Fund                        808530109           RCMFX                0.25% per annum
Ave Maria Catholic Values Fund             808530208           AVEMX                0.25% per annum
Ave Maria Growth Fund                      808530307           AVEGX                0.25% per annum
Ave Maria Rising Dividend Fund             808530604           AVEDX                0.25% per annum
Ave Maria Opportunity Fund                 808530703           AVESX                0.25% per annum
Ave Maria World Equity Fund                808530802           AVEWX                0.25% per annum
Ave Maria Bond Fund                        808530505           AVEFX                0.075% per annum




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